Exhibit 5.1

[Perkins Coie LLP Letterhead]

June 18, 2015

InfoSonics Corporation

3636 Nobel Drive, Suite 325

San Diego, CA 92122

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of InfoSonics Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to 1,205,749 shares of common stock, par value $0.001 per share (the “Shares”), of InfoSonics Corporation (“InfoSonics”) that may be issued under the InfoSonics Corporation 2015 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of InfoSonics as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Our opinion set forth below is limited to the federal laws of the United States and the laws of the State of Maryland.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by InfoSonics in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP